FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
July 28, 2011	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Second Quarter 2011 Financial Results

Indianapolis, IN…On July 28, 2011, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.50% and 2.00%, respectively. These dividends will be paid in cash on July 29, 2011.

"We are pleased to pay a dividend equal to what was paid last quarter, especially in light of the current economic environment and the challenging conditions for our business," said Milton Miller, President - CEO.  "Our earnings have allowed us to pay solid dividends while growing retained earnings. We appreciate the support of all of our members and business partners as we continue to work creatively together to provide financial solutions for economic growth throughout Indiana and Michigan."

Net Income was $24.4 million for the three months ended June 30, 2011, an increase of $37.3 million compared to the same period in 2010. The increase was primarily due to lower other-than temporary impairment ("OTTI") credit losses on our private-label mortgage-backed securities recognized in Other Income (Loss) that totaled $3.3 million for the second quarter of 2011, compared to $61.7 million for the same period in 2010. Related OTTI non-credit losses of $3.3 million and $53.9 million for the second quarters of 2011 and 2010, respectively, were reclassified from Accumulated Other Comprehensive Income ("AOCI") to Other Income (Loss), which offset the impact of the credit losses on Total Capital. Net Interest Income After Provision for Credit Losses decreased by $1.3 million or 2% for the second quarter of 2011, compared to the same period in 2010.

Net Income was $44.3 million for the six months ended June 30, 2011, an increase of $24.9 million or 129% compared to the same period in 2010. The increase was primarily due to lower OTTI credit losses on our private-label mortgage-backed securities recognized in Other Income (Loss) that totaled $21.7 million for the first six months of 2011, compared to $67.8 million for the same period in 2010. Related OTTI non-credit losses of $18.7 million and $45.5 million for the first six months of 2011 and 2010, respectively, were reclassified from AOCI to Other Income (Loss), which offset the impact of the credit losses on Total Capital. Net Interest Income After Provision for Credit Losses decreased by $3.6 million or 3% for the first six months of 2011, compared to the same period in 2010.

Total Assets were $40.1 billion at June 30, 2011, a decrease of $4.9 billion or 11% compared to December 31, 2010. Advances outstanding totaled $17.5 billion, a decrease of 4% compared to December 31, 2010, primarily due to repayments and our members' reduced need for additional liquidity in the current economic environment. Investments totaled $14.6 billion, a decrease of 26% compared to December 31, 2010, primarily due to a managed reduction in short-term investments. Mortgage Loans Held for

Portfolio totaled $6.3 billion, a decrease of 6% compared to December 31, 2010. Although we purchased 56% more mortgage loans in the first six months of 2011 than in the first six months of 2010, the increase in purchases of $87.5 million was not large enough to fully offset repayments.

Total Capital (GAAP) was $1.9 billion at June 30, 2011, a decrease of $63.8 million or 3% compared to December 31, 2010.  The decrease was primarily due to a repurchase of $125.9 million of excess stock included in Capital Stock, partially offset by increases of $23.8 million in Retained Earnings and $32.6 million in AOCI primarily related to OTTI.

Total Regulatory Capital was $2.5 billion at June 30, 2011, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the six months ended June 30, 2011, will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-August.

Financial Highlights ($ amounts in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
Statements of Income	2011	2010	2011	2010
Net Interest Income After Provision for Credit Losses	$55	$56	$114	$118
Net Other-Than-Temporary Impairment Losses	(3)	(62)	(21)	(68)
Other Income (Loss), excluding OTTI	(5)	—	(5)	—
Other Expenses	14	11	27	23
Total Assessments, net	9	(4)	17	8
Net Income (Loss)	$24	$(13)	$44	$19

Statements of Condition	June 30, 2011	December 31, 2010
Investments (1)	$14,624	$19,785
Advances	17,476	18,275
Mortgage Loans Held for Portfolio, net	6,281	6,702
Other Assets	1,678	168
Total Assets	$40,059	$44,930

Consolidated Obligations, net	$36,061	$40,800
Mandatorily Redeemable Capital Stock	515	658
Other Liabilities	1,599	1,525
Total Liabilities	38,175	42,983
Capital Stock, Class B Putable	1,490	1,610
Retained Earnings	451	427
Accumulated Other Comprehensive Income (Loss)	(57)	(90)
Total Capital (GAAP)	1,884	1,947
Total Liabilities and Capital	$40,059	$44,930

Total Regulatory Capital (2)	$2,456	$2,695

(1)    Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.
(2)    Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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